UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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PROS HOLDINGS, INC.
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PROS Holdings, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2014
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (Annual Meeting) of PROS Holdings, Inc. on Thursday, May 22, 2014 at 8:00 a.m., local time, at 3100 Main Street, 9th Floor, Houston, Texas 77002 for the following purposes:

1	To elect three (3) Class I directors to the Board of Directors of PROS Holdings, Inc. (Board of Directors), each to serve for a three-year term until the Annual Meeting to be held in the year 2017;
2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
3	To conduct an advisory vote on executive compensation;
4	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.
The above matters are fully described in the Proxy Statement. We have not received notice of any other matters that may be properly presented at the Annual Meeting.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice), instead of a paper copy of this Proxy Statement and our Annual Report to Stockholders for the Year Ended December 31, 2013 (2013 Annual Report). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2013 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.
Only stockholders of record at the close of business on April 4, 2014 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our offices, 3100 Main Street, Suite 900, Houston, TX 77002, during ordinary business hours, for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Corporate Secretary at 713-335-5151 to schedule an appointment.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. You are urged to vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) via the Internet, (2) by completing your proxy using the toll-free number listed on the proxy card or (3) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. For further details, see the section entitled “Voting Instructions” in this Proxy Statement and your proxy card or the email you received for electronic delivery of this Proxy Statement. If you have Internet access, we encourage you to record your vote via the Internet, as it is convenient and saves us significant postage and processing costs.
By Order of the Board of Directors,

/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary
Houston, Texas
April 8, 2014

PROS HOLDINGS, INC.
PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2014
General
The enclosed proxy is solicited on behalf of the Board of Directors of PROS Holdings, Inc. (Board of Directors) for use at the Annual Meeting of Stockholders (Annual Meeting) to be held May 22, 2014 at 8:00 a.m., local time, at 3100 Main Street, 9th Floor, Houston, Texas 77002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 4, 2014 (Record Date) are entitled to notice of and to vote at the Annual Meeting.
The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access our proxy solicitation materials and our Annual Report to Stockholders for the year ended December 31, 2013 (2013 Annual Report), including financial statements, was first mailed and those documents were first made available on or about April 11, 2014 to stockholders entitled to vote at the Annual Meeting. References in this Proxy Statement to the “Company,” “we,” “our,” and “us” refer to PROS Holdings, Inc. and its consolidated subsidiaries.
The purposes of the Annual Meeting are:

1	To elect three (3) Class I directors to the Board of Directors, each to serve for a three-year term until the Annual Meeting to be held in the year 2017;
2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
3	To conduct an advisory vote on executive compensation;
4	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Record date and shares outstanding
Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 29,500,693 shares of Common Stock were outstanding. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder.
Vote required
If a quorum is present, a plurality vote of the holders of our Common Stock entitled to vote and present or represented by proxy at the Annual Meeting is required for the election of a director. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the ratification of the selection of our independent auditors, and the advisory vote on executive compensation. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.
Our bylaws provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Effect of not casting your vote
The New York Stock Exchange (NYSE) prohibits banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name through a broker, it is important that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement).

Attending the Annual Meeting
The Annual Meeting will be held at 8:00 a.m., local time, on Thursday, May 22, 2014, at 3100 Main Street, 9th Floor, Houston, Texas 77002. When you arrive, signs will direct you to the meeting room. Please note that the doors to the meeting room will not be open until 8:00 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.
Revocability of proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by:

•	Filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the Annual Meeting; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at our headquarters located at 3100 Main Street, Suite 900, Houston, Texas 77002, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the Annual Meeting.
Electronic delivery of stockholder communications
We are pleased to take advantage of the U.S. Securities and Exchange Commission (SEC) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders the Notice , instead of a paper copy of this Proxy Statement and our 2013 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our 2013 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.
Voting instructions
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by telephone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote via the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.

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Vote by Internet. You can vote via the Internet. The website address for Internet voting is www.PROXYVOTE.com. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

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Vote by Telephone. You can vote by telephone by calling the toll-free telephone number provided on your proxy card. Have your proxy card in hand when you call and then follow the instructions. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on May 21, 2014. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

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Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by mail you do NOT need to vote over the Internet or vote by telephone.

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.
Householding Matters

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by writing to our principal office at 3100 Main Street Suite 900, Houston, Texas 77002. Upon written request, we will provide separate copies of this notice or this Proxy Statement to each stockholder at that address. In addition, stockholders sharing an address and receiving multiple copies can request delivery of a single copy of proxy statements upon written request to our Corporate Secretary at the address stated above.

PROPOSAL ONE
ELECTION OF DIRECTORS
Our Board of Directors consists of seven members, which is divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Greg B. Petersen, Timothy V. Williams and Mariette M. Woestemeyer have been nominated by the Board of Directors as Class I Directors, each to hold office until the Annual Meeting to be held in the year 2017 and until a successor has been duly elected and qualified or until the earlier of their death, resignation or removal.
The Board of Directors is also composed of two (2) Class II directors, whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2015, and two (2) Class III directors, whose terms expire upon the election and qualification of directors at the Annual Meeting to be held in 2016.
The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.
Vote required

Election of a director requires the plurality vote of the holders of our Common Stock entitled to vote and present or represented at the Annual Meeting. Accordingly, the three nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock, will be elected as directors. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director.
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The NYSE broker discretionary rules prohibit banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES LISTED BELOW.
The name of and certain information regarding each Class I director nominee is set forth below, together with information regarding our Class II and Class III directors remaining in office. The business address for each nominee for matters regarding PROS Holdings, Inc. is 3100 Main Street, Suite 900, Houston, TX 77002.

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Current Term Will Expire	Current Class of Director
Nominees for Class I Directors:
Greg B. Petersen — 2007	Director	2014	I
Timothy V. Williams—2007	Director	2014	I
Mariette M. Woestemeyer—1985	Director	2014	I
Continuing Directors:
Ellen Keszler — 2008	Director	2015	II
William Russell — 2008	Non-Executive Chairman of the Board	2015	II
Andres D. Reiner — 2010	President and Chief Executive Officer	2016	III
Ronald F. Woestemeyer — 1985	Executive Vice-President, Strategic Business Planning and Director	2016	III

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors (Audit Committee) has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2014 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of us and our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.
PricewaterhouseCoopers LLP has audited our financial statements annually since 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote required
Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against this matter.
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.
PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement in accordance with SEC rules. We currently conduct this advisory vote on an annual basis and expect to conduct the next advisory vote at our Annual Meeting to be held in 2015.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to manage our business and meet our long-term objectives. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average Company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 19) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal year 2013 compensation of our NEOs.

This vote is advisory and therefore not binding. However, the Compensation Committee of our Board of Directors (Compensation Committee) values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Stockholders should realize that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.
Vote required

The affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for advisory approval of this proposal. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote, and thus will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of share represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

MANAGEMENT
Directors and Executive Officers

The following table sets forth the director nominees to be elected at the Annual Meeting, the directors, executive officers and key employees of the Company, their ages, and the positions currently held by each such person with the Company immediately prior to the Annual Meeting:

Name	Age	Position
Directors and Executive Officers:
Andres D. Reiner	43	Chief Executive Officer, President and Director
Charles H. Murphy	69	Executive Vice President and Chief Financial Officer
D. Blair Crump	52	Chief Operating Officer
Ronald F. Woestemeyer	68	Executive Vice-President, Strategic Business Planning and Director
Ellen Keszler (1)(3)	51	Director
Greg B. Petersen (1)(2)(3)	51	Director (Nominee)
William Russell (2)(3)	62	Director
Timothy V. Williams (1)(2)(3)	65	Director (Nominee)
Mariette M. Woestemeyer	62	Director (Nominee)
Other Key Employees:
Tim Girgenti	43	Chief Marketing Officer
Chris Jones	50	Chief Sales Officer
Oscar Moreno	41	Senior Vice President, Product Development
Damian Olthoff	39	General Counsel and Secretary
Julie Rich	60	Chief People Officer
Wagner Williams	35	Senior Vice President, Professional Services
Benson Yuen	53	Senior Vice President, Travel
Craig Zawada	43	Chief Innovation Officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.
Andres D. Reiner has served as a director and as our President and Chief Executive Officer since 2010. Mr. Reiner joined the Company in 1999, and prior to his appointment as President and Chief Executive Officer, held a series of positions with successively increasing responsibility, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to becoming our President and Chief Executive Officer, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner was also instrumental in our European growth and the expansion of the Company’s sales and marketing efforts worldwide. Prior to joining us, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix. Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston. Mr. Reiner has familiarity with all of the Company’s key day to day operations and has leadership, management and operating experience. In addition, Mr. Reiner has in-depth experience in the development of our products, services and the markets in which we compete.
Charles H. Murphy joined the Company in 1998 and has served as our Executive Vice President and Chief Financial Officer since March 2001. Prior to joining the Company, Mr. Murphy held chief financial officer positions with Expert Software, a publicly traded software company, Merchant International, a software company, and Packaging Machinery Company, a publicly traded manufacturer of packaging machinery. Mr. Murphy holds a Bachelor of Science from Bentley College.

D. Blair Crump joined the Company in February 2014 and serves as our Chief Operating Officer. Prior to joining the Company, Mr. Crump previously served as President, Global Enterprise of Salesforce.com from February 2012 to January 2014, where he was responsible for overseeing their global enterprise business unit. Prior to Salesforce.com, Mr. Crump was with Verizon

Business, a provider of advanced IP communications and IT products and services. Mr. Crump served as Verizon Business' Group President of Worldwide Sales and Consulting services from 2008 to 2012, overseeing its enterprise, mid-tier, government, and education sales efforts globally. Prior to that role, Mr. Crump served as Senior Vice President of Premier and International Sales for Verizon Business, and was responsible for delivering strategic sales and support for Verizon's enterprise customers throughout the world. Mr. Crump previously served in various sales and marketing positions at MCI, which was acquired by Verizon in 2006. Mr. Crump holds a B.S. from the Wharton School at the University of Pennsylvania.

Ronald F. Woestemeyer co-founded the Company in 1985 with his wife, Mariette Woestemeyer, has served as a director since our founding, and has served as Executive Vice President, Strategic Business Planning since 1997. From 1985 to 1997, Mr. Woestemeyer served as our Chief Executive Officer. Mr. Woestemeyer holds a Bachelor of Business Administration from the University of Houston. As co-founder of the Company, Mr. Woestemeyer brings continuity and direct relevant industry experience to the Board of Directors, and has unique familiarity with our business, structure, culture, history, goals, strategies and markets.
Ellen Keszler has served as a director since 2008. Mrs. Keszler currently serves as president and chief executive officer of Clear Sky Associates, a management and strategy consulting firm focused on the technology and travel industries. She also serves on two private technology company boards and a number of technology startup advisory boards. Previously, Mrs. Keszler served as president of Travelocity Business from 2003 to 2007, a technology-focused corporate travel management company. From 2000 to 2003, Mrs. Keszler served as senior vice president—North American Division of Sabre Travel Network, a travel technology and services business. From 1987 to 2000, Mrs. Keszler held various finance roles at Sabre Holdings, American Airlines and JCPenney. Mrs. Keszler holds a Bachelor of Science in Civil Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Austin. Mrs. Keszler has extensive business and leadership experience, including experience in managing financial reporting, sales, operations, strategy, marketing and advertising. Mrs. Keszler also has significant expertise in travel and travel technology industries, which we serve.
Greg B. Petersen has served as a director since 2007. Mr. Petersen also serves on the Board of Directors of two other companies. He has served on the Board of Piksel, Inc. since 2012 and is currently the audit committee and compensation committee chairman for Piksel. He has served on the Board of Diligent Board Member Services, Inc. since 2013 and is currently the audit committee chairman for Diligent. Previously, Mr. Petersen was the executive vice president and chief financial officer of several technology companies, including: from 2001 to 2007, Activant Solutions, Inc., a provider of business management solutions to retail and wholesale distribution businesses; from 2008-2010, Lombardi Software, Inc., a business process management software provider, which was sold to IBM; and from 2011-2012, CBG Holdings, a provider of virtual banking services. Mr. Petersen has also served in finance and treasury roles with Trilogy Software (a provider of enterprise software and business services), and in planning and development roles with RailTex (a publicly traded short-line and regional rail service provider), and in finance and strategy roles at American Airlines. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and extensive accounting and risk management knowledge.
William Russell has served as a director since 2008 and also serves as the non-executive chairman of the Board of Directors. Mr. Russell serves on the board of directors of SABA Software, Inc., a publicly traded provider of talent management services, and several privately held companies. Mr. Russell has served in a variety of roles on both public and private technology company boards and previously served on the boards of webMethods and Cognos. Mr. Russell has held a number of senior-level roles in his more than 20 years at Hewlett-Packard, including vice president and general manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell holds a Bachelor of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD. As a result of leading Hewlett-Packard’s substantial software business, Mr. Russell has broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership.
Timothy V. Williams has served as a director since 2007. Mr. Williams also serves on the board of directors and as chairman of each of the respective audit committees of two other publicly held software firms, Halogen Software, Inc. and ChannelAdvisor Corporation. He was appointed to these boards at various dates in 2011 and 2012. Mr. Williams most recently served as senior vice president and chief financial officer of Blackbaud, Inc., a publicly-traded provider of software and services to non-profit organizations, from January 2001 until his retirement in November 2011. Mr. Williams has also served as executive vice president and chief financial officer of both Mynd (now a subsidiary of Computer Sciences Corporation), a provider of software and services to the insurance industry and Holiday Inn Worldwide, a subsidiary of Bass PLC. Mr. Williams holds a Bachelor of Arts in business from the University of Northern Iowa. Mr. Williams has extensive financial, business, management and public software company expertise. Through his experience as a chief financial officer, including with two other software and services firms, Mr. Williams brings to the Board of Directors extensive knowledge of accounting, risk management, general management of software companies, and public company reporting requirements and processes.

Mariette M. Woestemeyer co-founded the Company in 1985 with her husband, Ronald F. Woestemeyer, and has served as a director since our founding. Mrs. Woestemeyer was the chief financial officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983. Mrs. Woestemeyer holds a Bachelor of Business Administration and a Master of Business Administration from the University of Houston. As co-founder of the Company, Mrs. Woestemeyer brings continuity and history of current and past management and direct relevant industry experience. Mrs. Woestemeyer also has familiarity with all of the Company’s key operations as a result of serving as our director since 1985. Mrs. Woestemeyer also has experience as our Chief Financial Officer for many years and related operational expertise.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Audit Committee
The current members of our Audit Committee are Messrs. Petersen, and Williams and Mrs. Keszler. Our Board of Directors has determined that each member meets the independence requirements of the NYSE listing standards and Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (Exchange Act), and that each qualifies as an Audit Committee financial expert within the meaning of the SEC regulations and the rules of the NYSE. In arriving at this determination, the Board of Directors has examined each member’s scope of experience and the nature of their employment in the corporate finance sector.
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Primary responsibilities of our Audit Committee include:

•	reviewing and providing oversight over the qualification, independence and performance of our independent auditor and determining whether to retain or terminate its services;

•	approving the terms of engagement of our independent auditor and pre-approving the engagement of our independent auditor to perform permissible non-audit services;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports;

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reviewing and discussing with management all press releases regarding our financial results and any other financial information and earnings guidance provided to securities analysts and rating agencies, including any non-generally accepted accounting principles (non-GAAP) financial measures;

•	reviewing with management and our independent auditor matters that have a significant impact on our financial statements;

•	conferring with management and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions.
Our Audit Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of our Audit Committee charter may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2013, the Audit Committee held four in-person meetings and five telephonic meetings. The report of the Audit Committee begins on page 38.
Compensation Committee
The current members of our Compensation Committee are Messrs. Petersen, Russell and Williams. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Our Board of Directors has determined that each member of our Compensation Committee meets the independence requirements of the NYSE listing standards and federal securities laws.
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation and benefits for our executive officers and directors. Primary responsibilities of our Compensation Committee include:

•
determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

•	reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	administering our equity incentive plans and granting awards of options and other share-based awards to our executive officers, directors and employees;

•	reviewing our compensation discussion and analysis and Compensation Committee report required by the rules of the SEC; and

•
evaluating and recommending to our Board of Directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.

Our Compensation Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of our Compensation Committee charter may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main

Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2013, the Compensation Committee held four in-person meetings and two telephonic meetings. The report of the Compensation Committee begins on page 31.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Messrs. Petersen, Russell, and Williams and Mrs. Keszler. The Board of Directors has determined that each member meets the independence requirements of the NYSE listing standards and federal securities laws. Primary responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying, evaluating and recommending to our Board of Directors candidates to serve as members of our Board of Directors and considering the nomination of our incumbent directors for reelection;

•	evaluating stockholder nominations of candidates for election to our Board of Directors;

•	reviewing our general policy relating to selection of director candidates and members of committees of our Board of Directors, including an assessment of the performance of our Board of Directors; and

•	reviewing and making recommendations to our Board of Directors regarding corporate governance principles.
Our Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. A printed copy of our Nominating and Corporate Governance Committee charter may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. In 2013, the Nominating and Corporate Governance Committee held 4 in-person meetings.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

The Board of Directors has adopted categorical standards or guidelines to assist our Board of Directors in making its independence determinations with respect to each director. These standards are published in our Corporate Governance Guidelines and are available under the Corporate Governance – Investor Relations section of our website at www.PROS.com. The Board of Directors has determined that the following directors are independent within the meaning of the NYSE listing standards and federal securities laws: Messrs. Petersen, Russell, and Williams and Mrs. Keszler. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these four directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. A majority of our Board of Directors is independent, and our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is comprised of all independent directors.

Meeting Attendance

During 2013, our Board of Directors held eight meetings, the Audit Committee held nine meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held four meetings. The incumbent directors attended each meeting of our Board of Directors and the committees on which he or she served during 2013. The Board of Directors encourages all directors to attend annual meetings of the stockholders. All directors attended the 2013 meeting of the stockholders.

Director Nomination

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for reelection to our Board of Directors and the selection of new directors to serve on our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. Although the Nominating and Corporate Governance Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include, but are not limited to, business experience, mature judgment, personal and professional ethics, and integrity. The Company does not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the Nominating and Corporate Governance Committee assesses backgrounds and expected contributions of the individuals to the Board of Directors. These and other standards are published in our Corporate Governance Guidelines. A printed copy of our Corporate Governance Guidelines may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston,

Texas 77002, Attn: Corporate Secretary. Our Corporate Governance Guidelines are also available under the Corporate Governance - Investor Relations section of our website at www.PROS.com.

Our bylaws permit any stockholder of record to nominate directors. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described on page 40. The Nominating and Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

The Board of Directors is currently led by a non-executive chairman, who is an independent director. The Board of Directors’ current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company. We believe that our current structure helps ensure independent oversight over the Company, while allowing our Chief Executive Officer to focus his energies on management of the Company.

The Board of Directors recognizes that there is no single, generally accepted approach to providing board leadership, and the board leadership structure may vary in the future as circumstances warrant. If the Board of Directors determines it is in the best interests of our stockholders to combine the positions of chairman and Chief Executive Officer, the independent directors will designate a lead independent director.

Our non-executive chairman oversees the planning of the annual Board of Directors’ calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussion at such meetings. Our non-executive chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, sees that directors receive appropriate and timely information, assists the chairmen of the committees of the Board of Directors in preparing agendas for the respective committee meetings, chairs our annual meetings of stockholders, is available in appropriate circumstances to speak on behalf of the Board of Directors, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board of Directors from time to time. Our non-executive chairman also encourages direct dialogue between all directors and management and provides leadership to the Board of Directors in its oversight function.

Executive Sessions

Executive sessions, which are meetings of the non-employee members of the Board of Directors, are regularly scheduled throughout the year. Non-employee directors meet by themselves, without management or employee-directors present, at every regularly scheduled in-person Board of Directors meeting. Non-employee directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Non-employee and independent directors may notify the non-executive chairman of the Board of Directors if they would like to hold such a session, and the non-executive chairman of the Board of Directors will facilitate the scheduling of such a session. Executive sessions (whether of the non-employee directors or independent directors) are led by our non-executive chairman of the board of directors.

The Board’s Role in Risk Oversight

The Board of Directors oversees our risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board of Directors on a periodic basis. Although the full Board of Directors is responsible for this oversight function, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee assist the Board of Directors in discharging its oversight duties.

The Compensation Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with our compensation programs. The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the Audit Committee considers risks related to the subject matters enumerated in its charter, including risks relating to internal controls, disclosure, and financial reporting.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board of Directors in the manner outlined above, the Board of Directors itself remains responsible for the oversight of our risk management program.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any another entity.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board of Directors follows, including, but not limited to, the Board of Directors and committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A printed copy of our Corporate Governance Guidelines may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. A copy of our Corporate Governance Guidelines is also available under the Corporate Governance – Investor Relations section of our website at www.PROS.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. A printed copy of our Code of Business Conduct and Ethics may be obtained without charge by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Secretary. Our Code of Business Conduct and Ethics is also available under the Corporate Governance – Investor Relations section of our website at www.PROS.com.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at 3100 Main Street, Suite 900, Houston, TX 77002. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence. Communications that are intended specifically for the non-executive chairman of the Board of Directors should be sent to the street address noted above, to the attention of the non-executive chairman of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2013, there has not been (nor is there currently proposed), any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below.
Relationship with Management, Founders and Investors
Ownership. Ronald F. Woestemeyer, our executive vice president, member of the Board of Directors and one of our founders, and Mariette Woestemeyer, who is married to Mr. Woestemeyer and also serves on our Board of Directors, each hold more than 5% of our Common Stock.
Indemnification agreements. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.
Employment arrangements. We have entered into employment agreements with each of Messrs. Reiner, Murphy, Crump and Woestemeyer, our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.

Procedures for Related Party Transactions
Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.
SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding Common Stock as of the date indicated in the corresponding footnote;

•	each director and director nominee;

•	each of our named executive officers (NEOs) named in the Summary Compensation table, both individually and as a group.
Applicable percentage of ownership is based on 29,500,693 shares of our Common Stock outstanding as of the Record Date, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the stockholder has sole or shared voting or investment power. It also includes shares of Common Stock that the stockholder has a right to acquire within 60 days of the Record Date through the exercise of any option or other right.
Unless otherwise indicated, the principal address of each of the stockholders below is c/o PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage
Andres D. Reiner (2)	681,941	2.3%
Charles H. Murphy (3)	381,439	1.3%
D. Blair Crump	5,000	*
Ronald F. Woestemeyer (4)	4,157,891	13.8%
Ellen Keszler (5)	70,651	*
Greg B. Petersen (6)	77,843	*
William Russell	74,151	*
Timothy V. Williams (7)	80,651	*
Mariette M. Woestemeyer (4)	4,157,891	13.8%
BlackRock, Inc. (8)	1,976,700	6.6%
Brown Capital Management, LLC (9)	4,480,680	14.9%
All named executive officers, directors and director nominee as a group	5,529,567	18.4%

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)	Includes shares held and stock options, restricted stock units (RSUs) and stock appreciation rights (SARs) exercisable within 60 days of the Record Date.

(2)
Includes 390,780 shares issuable pursuant to stock options and SARs that are immediately exercisable or exercisable within 60 days of the Record Date. Also includes 8,750 shares issuable pursuant to RSUs that will vest within 60 days of the Record Date.

(3)
Includes 76,954 shares issuable pursuant to stock options and SARs that are immediately exercisable or exercisable with 60 days of the Record Date. Also includes 6,250 shares issuable pursuant to RSUs that will vest within 60 days of the Record Date and 17,000 shares held by Mr. Murphy’s wife, Emily L. Murphy.

(4)
Includes 4,127,891 shares held by various trusts for the benefit of certain family members. Also includes 30,000 shares issuable pursuant to stock options held by Mrs. Woestemeyer that are immediately exercisable.

(5)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.

(6)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.

(7)	Includes 30,000 shares issuable pursuant to stock options which are immediately exercisable.

(8)
Information regarding Blackrock, Inc. is based solely upon a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 30, 2014. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(9)
Information regarding Brown Capital Management, LLC is based solely upon a Schedule 13G/A filed by Brown Capital Management, LLC with the SEC on February 13, 2014, which indicates that Brown Capital Management, LLC or certain of its affiliates beneficially owned 4,480,680 shares of our Common Stock as of December 31, 2013, and they had (a) sole voting power to direct the vote of 2,600,831 shares of our Common Stock and (b) sole dispositive power with respect to 4,480,680 shares of our Common Stock. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires each of our directors and NEOs, among others, to file with the SEC an initial report of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2013, all of our NEOs and directors filed the required reports on a timely basis under Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers (NEOs) should be read together with the compensation tables and related disclosures set forth below.
Executive Summary
Background

While the past year marked another period of uncertainty and challenges in the global economy, our NEOs delivered strong results and continued to demonstrate excellent execution of our key strategic initiatives, including accelerating awareness and adoption, extending our product leadership position, and expanding our global reach and scale. The following highlights some of our accomplishments in 2013:

•	Record 2013 revenue of $144.8 million, a 23% increase over 2012;

•	Our closing stock price as of December 31, 2013 was $39.90, as compared with $18.29 as of December 31, 2012;

•	2013 non-GAAP operating income of $21.9 million, a 23% increase over 2012(1);

•
Many new customers in manufacturing, distribution, services and travel industries, including Air Berlin, ABB, Gates Corporation, Great Lakes Cheese, Sterling Infosystems, TRW Automotive, and Virgin Australia among others;

•	Announced our intent to acquire Cameleon Software SA and completed the acquisition of SignalDemand, Inc.;

•
A 20% increase in total headcount to approximately 848 people as of December 31, 2013, which reflects our continued investment and build out of our sales, marketing, and professional services teams in support of our long-term growth;

•	Total backlog of $175.1 million as of December 31, 2013, an increase of 20% as compared with $146.5 million as of December 31, 2012(2);

•
Introduced PROS Step, PROS Group Tool, and PROS Availability Server as new products, and our release of new versions of our big data applications for pricing, revenue management and sales effectiveness;

•	Won the 2013 Microsoft Application Development Partner of the Year Award recognizing PROS exceptional innovation for big data solutions delivered on the Microsoft platform;

•
Announced OEM agreement with SAP, enabling PROS to offer SAP HANA® as a real-time analytics engine embedded in PROS big data applications, providing customers with additional flexibility, speed and data science capabilities for optimizing pricing and sales; and

•	Won the 2013 STAR Award for Innovation in Service by the Technology Services Industry Association, recognizing PROS ongoing commitment to customer success through professional services excellence.

(1) A reconciliation of non-GAAP income from operations to the most directly comparable generally accepted accounting principles in the United States (GAAP) financial measure, is provided below. Non-GAAP income from operations is defined as GAAP income from operations and excludes the impact of non-cash share-based compensation expense, acquisition-related cost and intangible amortization.

	For the Years Ended December 31
	2013	2012
Income from operations as reported	$3,538	$8,180
Non-GAAP adjustment:
GAAP share-based compensation	16,099	9,645
GAAP acquisition-related expenses	$2,173	$—
GAAP intangible amortization	$68	$—
Non-GAAP income from operations	$21,878	$17,825

(2) Backlog is calculated as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on March 3, 2014.

We believe the compensation program for our NEOs was instrumental in helping retain the executive team responsible for achieving strong financial performance despite a challenging macroeconomic environment.

Compensation Highlights

•
Our stockholders indicated overwhelming support for our executive compensation program in 2013. At our previous annual stockholders’ meeting in June 2013, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs, or a “say-on-pay” vote. Over 95% of the total votes cast at our 2013 annual stockholder's meeting voted in favor of our say-on-pay resolution. As a result, the Compensation Committee generally believes that the results of our say-on-pay vote affirmed stockholder support of our approach to executive compensation.

•
Our compensation program emphasizes performance-based pay. A significant portion of our NEOs' compensation is variable and tied to the success of our business, our stock price, and the individual performance of our executives. Consistent with this pay-for-performance orientation, we believe that annual bonus and equity compensation should together represent a significant portion of total compensation. As a result, a large portion of our NEOs' total compensation is at risk relative to our other employees. We believe this is appropriate because our NEOs bear the greatest responsibility for our results and can exert the greatest influence on our performance. For example, target equity awards to our NEOs in 2013 were positioned near the 75th percentile of our peer group in light of our strong performance in 2012 relative to our peer group. As illustrated by the graph below, in 2013, the majority of our NEOs total compensation was “performance-based”—that is, contingent upon the performance of our business, our stock price or individual performance. We believe this direct and significant link between pay and performance is an effective way to motivate our NEOs to achieve our financial and key strategic objectives and ultimately increase stockholder value.

•
Equity awards include “performance-based” compensation. The payouts of our market stock unit (MSU) awards to our NEOs vary based on the relative performance of our stock compared to the Russell 2000 Index over the applicable performance period.

•
Cash bonus awards are “performance-based”. Our Compensation Committee seeks to motivate our NEOs to continuously improve our financial performance and to achieve our key strategic priorities through a cash bonus plan that rewards higher performance with increased bonus opportunities.

Relationship Between Company Performance, Stock Price and CEO Compensation.

The following illustrates the directional relationship between our performance, based on several key financial metrics and our stock price, and the compensation of our CEO from 2011 to 2013. These metrics are used in our cash incentive compensation plan and reflect our continued focus on growth and profitability over the long term.

(1) Represents Mr. Reiner's total compensation as reported in the Summary Compensation table on page 32.
(2) See page 19 of this Proxy Statement above for a reconciliation of Non-GAAP operating income and GAAP operating income.
Compensation Philosophy and Objectives

Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our NEOs to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

Objective	Rationale
Offer competitive compensation	Enable the Company to attract and retain high-caliber talent
Emphasize performance-based compensation	Provide a compensation package that is weighted heavily towards performance-based pay
Incentivize and reward the achievement of our financial objectives	Directly link rewards to the achievement of measurable financial objectives that build long-term stockholder value
Recognize individual performance	Encourage personal achievement by rewarding individual performance
Align the interests of our executives with those of our stockholders	Incentivize and reward the creation and preservation of stockholder value

Role of Our Compensation Committee

The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our NEOs, lies with our Compensation Committee, which consists entirely of non-employee directors. Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our Corporate Governance Guidelines:

•
solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;

•	established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer; and

•
established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our Chief Executive Officer and determined what we believe to be appropriate total compensation for these executive officers.

Our Compensation Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, are recommendations from our compensation consulting firm, Compensia, Inc. (Compensia), advice from our Chief Executive Officer, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described above. The weight given each factor differs from year to year and may differ among individual NEOs in any given year.

Our Compensation Committee establishes executive compensation programs that the Compensation Committee believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our Compensation Committee continues to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or as circumstances dictate. Our Compensation Committee expects to make new awards and adjustments to our executive compensation programs as appropriate.

In making its decisions regarding executive compensation, the Committee meets outside the presence of executive officers when making final decisions about each executive officer. The Chief Executive Officer is periodically present during portions of these deliberations that relate to the compensation for other executive officers.

All SARs, RSUs, MSUs, and other share-based awards are approved by our Compensation Committee. For share-based grants to employees who are not NEOs, the Compensation Committee may delegate to the Chief Executive Officer the authority to make share-based awards within certain limitations on aggregate grants and specific award terms.
Role of Our Executive Compensation Consultant

The Compensation Committee engaged Compensia to advise the Compensation Committee on 2013 executive compensation matters due to the breadth and depth of Compensia’s experience with executive compensation matters and its particular expertise in the software industry. Compensia provided the following services on behalf of the Compensation Committee during fiscal year 2013:

•	reviewed and provided recommendations on the composition of our peer group of companies, and provided compensation data relating to executives at the companies in the peer group;

•	conducted a comprehensive review of the total compensation arrangements for all of our NEOs;

•	provided recommendations to our Compensation Committee regarding our NEOs’ compensation packages;

•	assisted with executive equity program design, including an analysis of equity mix, aggregate share usage and target grant levels; and

•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.
The Compensation Committee is satisfied with the qualifications, performance and independence of Compensia. Other than serving as an advisor to the Compensation Committee, Compensia does not provide any other services to us. We pay the cost for Compensia’s services as negotiated by the Compensation Committee.
Peer Group

To assist the Compensation Committee in its deliberations on executive compensation, Compensia provided recommendations on the composition of our peer group. The criteria used to develop our peer group included:
•software industry;
•publicly-traded;
•headquarters in the United States;
•revenue of $30 million to $275 million; and
•market capitalization to revenue ratio in excess of 2.0x.

Based on the recommendations provided, the Compensation Committee established the following companies as our full peer group for 2013:

Accelrys	Actuate
Aspen Technology	comScore
Constant Contact	Cornerstone OnDemand
Keynote Systems	LivePerson
LogMeIn	Qlik Technologies
Responsys	Sourcefire
Ultimate Software Group	VASCO Data Security
Vocus

Compensia then prepared a compensation analysis compiled from data gathered from publicly available information regarding the companies that the Compensation Committee had selected as members of our peer group. The Compensation Committee used this data to compare the compensation of our NEOs to similarly positioned persons within the peer group and to determine the relative compensation for each NEO position, based on direct, quantitative comparisons of pay levels. The Compensation Committee continues to review and update our peer group, as necessary, to ensure that the comparisons are meaningful.

Stockholder Say-On-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s annual meeting of stockholders held in June 2013, over 95% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. We believe this strong showing affirms our stockholders’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our NEOs.
Policy on Recovery of Bonus in Event of Financial Restatement

In 2008, the Board of Directors adopted a “clawback” policy that permits the Board to consider and make a decision in its sole discretion to recover, under applicable law, any incentive bonuses awarded to NEOs whose fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of incentive bonuses.
Components of Executive Compensation

Base Salaries
We use base salaries primarily to compensate and retain our executives for their services. Base salaries for our executive officers are reviewed on an annual basis. In January 2013, the Compensation Committee reviewed the responsibilities and performance of Messrs. Reiner, Murphy and Woestemeyer, their tenure with us, their existing compensation packages and their expected contributions and responsibilities for 2013. Based on this review and in light of Messrs. Reiner and Murphy's contributions to our performance in 2012, the Compensation Committee increased Mr. Reiner’s base salary to $475,000 and Mr. Murphy's base salary to $345,000. The Compensation Committee set Mr. Woestemeyer's base salary for 2013 at $233,750, unchanged from his 2012 base salary after considering Mr. Woestemeyer's substantial equity position in the Company. After the above adjustments, base salaries for each of Messrs. Reiner, Murphy and Woestemeyer were positioned near the 50th percentiles of our peer group for 2013.

Executive compensation activities in 2014. In January 2014, the Compensation Committee reviewed the responsibilities and performance of Messrs. Reiner, Murphy and Woestemeyer, their tenure with us, their existing compensation packages and their expected contributions and responsibilities for 2014. Based on this review, the Compensation Committee set Mr. Reiner's base salary for 2014 at $475,000, unchanged from his 2013 base salary. The Compensation Committee set Mr. Woestemeyer's base salary for 2014 at $233,750, unchanged from his 2013 base salary after considering Mr. Woestemeyer's substantial equity position in the Company. In February 2014, the Compensation Committee reviewed Mr. Murphy's base salary for 2014 and in light of Mr. Murphy's tenure with us, his contributions to our performance in 2013 and to assist in the retention of Mr. Murphy through his planned retirement from us, the Compensation Committee increased Mr. Murphy's base salary to $360,000. Also, in February 2014, Mr. Crump joined us with a base salary set at $400,000 given Mr. Crump's experience as a public company executive and expected contributions and responsibilities for 2014. After the above adjustments, base salaries were positioned relative to our peer group for 2014 a the 50th percentile for each of Messrs. Reiner and Murphy, near the 75th percentile for Mr. Crump, and between the 25th and 50th percentile for Mr. Woestemeyer.

Cash Incentives

We have a cash incentive plan for our NEOs under which cash incentive payments may be made after the end of each year based on our performance against our corporate objectives for the year. The cash incentive program is intended to reward our NEOs upon the achievement of fiscal year financial performance goals, with some limited discretion available for individual performance. Each component of this cash incentive plan is independent of the other components and has minimum target and maximum levels.
Cash incentive payments are generally paid in the first quarter following completion of a given year. Our Compensation Committee does not have the discretion to increase the performance component targets or decrease the incentive payment amounts to any of our NEOs. The Compensation Committee does have the discretion to lower the performance component targets and/or increase the incentive payment amounts under this cash incentive plan. The Compensation Committee traditionally has not exercised this discretion, and did not do so in 2013.
The target incentive payment amounts are payable under this cash incentive plan if we hit our target levels for each component. Actual results between the minimum, target and the maximum goal levels are pro-rated. The discretionary component is determined by the Compensation Committee on an annual basis at the end of our fiscal year. We use our cash incentive plan to align our NEOs' performance with our financial results and to motivate our NEOs to achieve annual goals.
2013 Named Executive Officer Plan. In February 2013, our Compensation Committee approved our 2013 Named Executive Officer Plan (2013 NEO Plan). The 2013 NEO Plan set target incentive payment amounts based upon four components: (i) revenue, (ii) non-GAAP operating income, (iii) estimated backlog for 2014, and (iv) discretionary. The weighting of the components as they relate to potential incentive payments is set forth in the following table:

Component	Weighting of component as a % of bonus payment
Revenue	40%
Estimated Backlog for 2014(1)	30%
Non–GAAP operating income(2)	20%
Discretionary	10%

(1)
Estimated backlog for 2014 is derived from agreements that we believe to be firm commitments to provide software solutions and related services during calendar year 2014. For further information on estimated backlog, see Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on March 3, 2014.

(2)
Non-GAAP operating income represents operating income calculated under GAAP, less share-based compensation expense calculated under GAAP, and such other items that are reported by the Company as non-GAAP items.

The revenue and non-GAAP operating income components of the 2013 NEO Plan were set by the Compensation Committee and those components were measured at the end of 2013 against actual financial results. The discretionary component was determined by the Compensation Committee after the end of the Company’s fiscal year, and the Compensation Committee authorized the payments under the 2013 NEO Plan in 2014.
The payouts under the 2013 NEO Plan were based on our performance as a company within a range of each component’s target. No incentive payment could be earned for performance below the target minimum and the maximum bonus earned could not exceed the bonus amount at the target maximum. The range and target for each component are set forth in the following table:

Component	Target Minimum (in millions)	At Target (in millions)	Target Maximum (in millions)
Revenue	$130.4	$144.9	$159.4
Non-GAAP operating income(1)	$17.6	$19.6	$21.6
Estimated Backlog for 2014(2)	$116.6	$129.6	$142.6

(1)
Non-GAAP operating income represents operating income calculated under GAAP, less share-based compensation expense calculated under GAAP, and such other items that are reported by the Company as non-GAAP items.

(2)
Estimated backlog for 2014 is derived from agreements that we believe to be firm commitments to provide software solutions and related services in calendar year 2014. For further information on estimated backlog, see Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on March 3, 2014.

The incentive payment as a percentage of the base salary of each NEO set by the Compensation Committee, as well as the actual payout for 2013 performance, are set forth in the following table:

Executive Officer	Target Minimum	At Target	At Target Maximum	Actual Payout
Andres D. Reiner	50.0%	100.0%	200.0%	87.6%
Charles H. Murphy	40.0%	80.0%	160.0%	70.0%
Ronald F. Woestemeyer	22.5%	45.0%	67.5%	35.0%

For 2013, target total cash compensation (base salary plus target cash incentives) was positioned between the peer group 50th and 75th percentile for Messrs. Reiner and Murphy, and between the 25th and 50th percentile of the peer group for Mr. Woestemeyer.

Executive compensation activities in 2014. In February 2014, our Compensation Committee approved our 2014 Named Executive Officer Plan (2014 NEO Plan). The 2014 NEO Plan set targets incentive payment amounts based upon some of the components from the 2013 NEO Plan (non-GAAP revenue, non-GAAP operating income, and discretionary). Our Compensation Committee elected to use non-GAAP revenue as a component of the 2014 NEO Plan in lieu of revenue to add back the write-down deferred revenue required under GAAP as a result of our acquisitions of SignalDemand, Inc. and Cameleon Software, SA. The discretionary component of the 2014 NEO Plan includes non-numeric goals and objectives intended to position the Company for longer term growth. The weighting of the 2014 NEO Plan components is set forth in the following table:

Component	Weighting of component as a % of bonus payment
Non-GAAP revenue(1)	60%
Non–GAAP operating income(2)	20%
Discretionary	20%

(1)	Non-GAAP revenue represents revenue calculated under GAAP, plus revenue deferred pursuant to GAAP purchase accounting as a result of our acquisitions of SignalDemand, Inc. and Cameleon Software, SA.

(2)
Non-GAAP operating income represents operating income calculated under GAAP, less share-based compensation expense calculated under GAAP, and such other items that are reported by the Company as non-GAAP items.

For the 2014 NEO Plan, the Compensation Committee set the amount of each incentive payment as a percentage of the base salary of each of our 2013 NEOs and Mr. Crump as set forth in the following table:

Named Executive Officer	At Target Threshold	At Target	At Target Maximum
Andres D. Reiner	55%	110%	220%
D. Blair Crump	50%	100%	200%
Charles H. Murphy	40%	80%	160%
Ronald F. Woestemeyer	22.5%	45%	67.5%

In setting these targets, the Compensation Committee believed that there was a reasonable likelihood that we could achieve the targets specified if we execute on our business plan. For 2014, the target total cash compensation (base salary plus target cash incentives) was positioned relative to our peer group for 2014 between the 50th and 75th percentiles for Messrs. Reiner and Murphy, above the 75th percentile for Mr. Crump, and between the 25th and 50th percentile for Mr. Woestemeyer.

Equity Awards

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the NEOs, and serve to motivate NEOs to make decisions that will, in the long run, deliver the best returns to stockholders.

In 2013, the Compensation Committee reconsidered the equity mix for our NEOs and believed it was in our best interests to grant equity awards in an equal mix of MSUs and RSUs under our 2007 Equity Incentive Plan (2007 Plan).

MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's total stockholder return (TSR) in relation to the Russell 2000 Index (Index) over a specified period of time. The Compensation Committee believes that MSUs help more closely align our NEO compensation with our performance, motivate behavior consistent with long-term value creation, and better assist in retaining our NEOs.

RSUs are intended to assist in retaining our NEOs and to reward them for sustaining and increasing the share price of our common stock. RSUs granted in 2013 vest in four equal annual installments on January 1st of each year.

The Compensation Committee determines the size of awards following review of competitive market data from our peer group, as well as subjective factors such as relative job scope, individual performance, tenure and experience, expected future contributions to the growth and development of the Company, Company performance, historical equity compensation awarded to an NEO, and the unvested equity position held by each NEO. For 2013, the value of Mr. Reiner's target equity award was positioned somewhat above the peer group 75th percentile, reflecting the Company's continued strong performance under his leadership and the relatively small equity position he held in the Company as a recently-promoted CEO. For 2013, Mr. Murphy's target equity award was positioned somewhat above the peer group 75th percentile, reflecting his experience as a public company CFO, and the Compensation Committee's assessment that Mr. Murphy's responsibilities are broader in scope than that of many chief financial officers. Mr. Woestemeyer did not receive an equity award in 2013 due to his sizable equity stake in the Company as our founder.

The actual number of shares of our Common Stock issuable under MSUs is variable based on over-or under-performance of our stock price compared to the Index during the performance period. The MSUs awarded in 2013 (2013 MSUs) have a three year performance period beginning in January 2013. If we under-perform the Index, the percentage at which the MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 4 to 1 (four-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of 4 to 1 (four percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.

Executive compensation activities in 2014. In 2014, the Compensation Committee reconsidered the equity mix for our NEOs and believed it was in our best interests to again grant equity awards in an equal mix of MSUs and RSUs. RSUs granted in 2014 to Messrs. Reiner and Crump vest in four equal annual installments on January 1st of each year. RSUs granted in 2014 to Mr. Murphy vest in two equal annual installments on January 1st of each year. The MSUs awarded in 2014 (2014 MSUs) to Messrs. Reiner and Crump have a three year performance period beginning in January 2014. If we under-perform the Index, the percentage at which the MSUs convert into shares of our Common Stock will be reduced from 100%, at a rate of 4 to 1 (four-percentage-point reduction in the number of target units for each percentage point of under-performance), with a minimum percentage of 0%. If we outperform the Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of 4 to 1 (four percentage-point increase in the number of target units for each percentage point of over-performance), with a maximum percentage of 200%.

For 2014, the value of Mr. Reiner's target equity award was positioned slightly near the peer group 50th percentile, reflecting the Company's strong performance under his leadership in 2013. For 2014, Mr. Murphy's equity award was positioned between the peer group 50th and 75th percentiles, reflecting his experience as a public company CFO, the Compensation Committee's assessment that Mr. Murphy's responsibilities are broader in scope than that of many chief financial officers, and to assist in the retention of Mr. Murphy through his planned retirement from serving as the chief financial officer of the Company in 2015 and for continued service as an advisor thru January 2016. For 2014, Mr. Crump's target equity award was positioned above the 75th percentile, reflecting his experience as a public company executive, that he held no equity in the Company as a recently hired executive, and his expected contribution to the Company in the future. Mr. Woestemeyer did not receive an equity award in 2014 due to his sizable equity stake in the Company as our founder.
Other Compensation

Benefits. We provide our NEOs the following benefits, generally on the same terms as we provide our other employees:

•	health, dental, travel, accident insurance and vision;

•	life insurance;

•	employee assistance plan;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan;

•	a employee stock purchase plan;

•	paid time off;

•	sick days; and

•	tuition reimbursement.
We believe these benefits are consistent with companies with which we compete for employees.
401(k) Plan. We provide a tax-qualified employee savings and retirement plan (401(k) Plan) intended to qualify under Section 401(a) of the Code. Contributions, and income earned thereon, are not taxable to employees until withdrawn. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan also permits us to make matching contributions to the plan on behalf of participants. Historically, our matching contribution has been 50% of the first 6% of employee contributions. We may also make discretionary contributions. In 2013, we matched 50% of each employee’s contribution up to 6% of the employee’s eligible income contributed to our 401(k) Plan and made no discretionary contributions.
Employee Stock Purchase Plan. In 2014, we implemented an employee stock purchase plan (ESPP) intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code (Code). At the beginning of each offering under the plan, each participant in the ESPP is granted the right to purchase (Purchase Right) through accumulated payroll deductions up to a number of shares of our Common Stock determined on the first day of the offering period. The Purchase Right is automatically exercised on the last day of the offering period unless the participant has withdrawn from participation in the ESPP prior to such date. Generally, all of our employees are eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week. However, an employee may not be granted a Purchase Right if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or that of any related corporation.
Ownership Guidelines and Policies

As part of our overall corporate governance and compensation practices, our Board of Directors adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our NEOs’ interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking. The guidelines currently state that each NEO is required to hold at least $100,000 worth of our stock while serving as an NEO. Share units or unexercised options held by an NEO under any of our equity incentive plans are included in calculating the value of ownership to determine whether this minimum ownership requirement has been meet. The guidelines also state that each non-employee director is required to hold at least $100,000 worth of our stock while serving as a director. Directors appointed after our 2007 initial public offering have five years to attain this ownership threshold. Shares, units or unexercised options held by an NEO or director under either of our equity incentive plans are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. As of December 31, 2013, each of our NEOs and directors were in compliance with the applicable guidelines.
Our Board of Directors may evaluate whether exceptions should be made in the case of any covered person who, due to his or her unique financial circumstances, would incur a hardship by complying with these guidelines. No such exceptions were granted or in place in 2013.

In February 2014, our Board of Directors reconsidered our stock ownership guidelines for our NEOs and directors and elected to make certain revisions to these guidelines to further reduce the incentive for excessive short-term risk taking and further increase our NEOs and directors alignment with shareholder interests. The guidelines were revised to state that our Chief Executive Officer is required to hold shares of our stock worth four times his annual salary and each other NEO is required to hold shares of our stock worth two times his annual salary. The revised guidelines also state that each non-employee director is required to hold shares of our stock worth four times the director's annual retainer. Share units or unexercised options held by an NEO under any of our equity incentive plans are included, at 50% of their intrinsic value, in calculating the value of ownership to determine whether this minimum ownership requirement has been meet. Shares held by an NEO or director under either of our equity incentive plans will continue to be included in calculating the value of ownership to determine whether this minimum ownership requirement has been met. Our NEOs and Directors have to attain this ownership threshold by the earlier of (i) December 31, 2018 and (ii) five years after joining our Board of Directors and/or being appointed as an NEO.
Severance compensation and termination protection

We generally provide our NEOs with severance packages if they are terminated without cause (as defined in their employment agreements) or for good reason (as defined in their employment agreements) in order to attract and retain them. The amount of severance benefits is described below, and in more detail elsewhere in the section titled “Potential Payments Upon Termination or Change of Control.” The Compensation Committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.

Our severance compensation provisions are designed to meet the following objectives:

•
Change in Control: As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide a component of severance compensation if an NEO is terminated as a result of a change of control transaction to promote the ability of our NEOs to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•
Termination Without Cause or For Good Reason: If we terminate the employment one of our NEOs “without cause” or one of our NEOs resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the NEO's then-effective base salary. We believe this is appropriate because the terminated NEO is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event, to avoid disruptive conflicts and provide us with more flexibility to make a change in management if such a change is in our and our stockholders’ best interests.

Andres D. Reiner. In May 2013, we entered into an amended and restated employment agreement with Mr. Reiner, our Chief Executive Officer and President. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Reiner is subject to periodic review by our Compensation Committee. In the event Mr. Reiner’s employment with us is terminated by him for good reason, by us without cause or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for twelve months, (iv) an amount equal to twelve times the monthly cost of Mr. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards. Alternatively, if Mr. Reiner’s employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to eighteen times the monthly cost of Mr. Reiner's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Reiner is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.

Charles H. Murphy. In May 2013, we entered into an amended and restated employment agreement with Mr. Murphy, our Executive Vice President and Chief Financial Officer. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Murphy is subject to periodic review by our Compensation Committee. In the event Mr. Murphy’s employment with us is terminated by him for good reason, by us without cause or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) an amount equal to twelve times the monthly cost of Mr. Murphy's health benefits, (iii) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (iv) the payment in equal monthly installments of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. Alternatively, if Mr. Murphy’s employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, and (iv) an amount equal to eighteen times the monthly cost of Mr. Murphy's health benefits. In addition, in the event of a change of control of the Company, Mr. Murphy will receive acceleration of the vesting of stock options and certain other equity awards granted to him. Mr. Murphy is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment. In February 2014, Mr. Murphy announced his intention to retire from the Company. To assist in the retention of Mr. Murphy through his planned retirement, in April 2014, we entered into a second amended and restated employment agreement (Amended Agreement) with Mr. Murphy. The term of the Amended Agreement will expire on January 31, 2016. Pursuant to the Amended Agreement, (a) Mr. Murphy will receive his full 2014 target bonus if he remains employed with us through January 31, 2015; (b) Mr. Murphy will transition to part-time employment with limited responsibilities on or before January 31, 2015 as determined by us; (c) Mr. Murphy will receive a reduced salary beginning on January 31, 2015 if he is still employed with us then and reimbursement for certain health benefits after transitioning to part time employment; and (d) in the event of Mr. Murphy’s death or disability prior to the expiration of the Amended Agreement, all of his equity awards which would have otherwise vested by January 31, 2016 will accelerate in full. Mr. Murphy will otherwise continue to be eligible for the same compensation and benefits and will be subject to similar material terms and conditions as provided for in his prior amended and restated employment agreement.
D. Blair Crump. In February 2014, we entered into an employment agreement with Mr. Crump, our Chief Operating Officer. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. The base salary payable to Mr. Crump is subject to periodic review by our Compensation Committee. In the event Mr. Crump's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for twelve months, (iv) an amount equal to twelve times the monthly cost of Mr. Crump's health benefits, and (v) the acceleration of vesting of all equity awards. Alternatively, if Mr. Crump's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to eighteen times the monthly cost of Mr. Crump's health benefits, and (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination. In addition, if the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Crump is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.
Ronald F. Woestemeyer. In May 2013, we entered into an amended and restated employment agreement with Mr. Woestemeyer, our Executive Vice President. This agreement is for a three-year term and automatically renews for three-year terms unless the Company decides not to renew. Under this agreement, Mr. Woestemeyer’s salary is subject to periodic review by our Compensation Committee. In the event Mr. Woestemeyer’s employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) $275,000 payable over 12 months and (ii) an amount equal to six times the monthly cost of Mr. Woestemeyer's health benefits. Alternatively, if Mr. Woestemeyer's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or eighteen months after, a change of control of the Company, he will receive (i) $275,000 and (ii) an amount equal to twelve times the monthly cost of Mr. Woestemeyer's health benefits, and (iii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination. Mr. Woestemeyer is subject to non-competition and non-solicitation restrictions during the term of his employment and for the severance period following the termination of his employment.
"Cause" is defined in these employment agreements as (a) a breach by our officer of his duties of confidentiality which causes a material harm to us, (b) his conviction of, or a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) continued failure to perform assigned duties or comply with any Company policy after notice and a cure period; (d) any material breach by our officer of his employment agreement or any other agreement between our officer and us after notice and a cure period; (e) any intentional wrongdoing by them that adversely affects us; and (f) any failure to cooperate in good faith with us in any governmental investigation or formal proceeding.
Each of our NEOs can resign for “good reason” and be entitled to severance. “Good reason” is defined in their employment agreements as (i) a material diminution in their authority, duties or responsibilities or the assignment of duties to them that are not materially commensurate with their position with us, other than where they are asked to assume substantially similar duties and responsibilities in a larger entity after any change of control; (ii) the relocation of their offices to more than 25 miles from their present location; (iii) a material reduction in their base salaries other than reductions which are part of a general reduction affecting all employees; (iv) our failure to provide them with similar benefits that we provide to our other employees; (v) any material breach by us of any provision of their employment agreement; or (vi) any failure by any successor corporation to assume our obligations under the NEOs employment agreement.
Tax and accounting considerations

Tax considerations
We are subject to Section 162(m) of the Code, which limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers other than our Chief Financial Officer to $1,000,000 per person per year, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation approved by our stockholders. In addition to salary and bonus compensation that is not “performance-based,” certain equity grants may cause an officer’s total compensation to exceed $1,000,000. However, compensation from options or other equity grants that meet certain requirements will be exempt from the $1,000,000 cap on deductibility. In the past, annual compensation to certain of our NEOs has exceeded $1,000,000 per person, and we currently anticipate such compensation will exceed the $1,000,000 limit for certain of our most highly compensated officers in 2014. If we do not qualify for the exemptions to this deductibility limit, we will not be able to deduct the compensation amount in excess of $1,000,000. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors, and the Board of Directors has agreed that the Compensation Discussion and Analysis be included in our Proxy Statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Greg B. Petersen, Chairman
Timothy V. Williams
William Russell

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation paid to or earned by our NEOs, including our Chief Executive Officer, our Chief Financial Officer during 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)		Total ($)
Andres D. Reiner	2013	475,000	6,090,800	(3)	416,100	24,256	(4)	7,006,156
President and	2012	425,000	3,626,400	(5)	535,170	45,266	(6)	4,631,836
Chief Executive Officer	2011	325,000	638,050		508,043	13,624		1,484,717
Charles H. Murphy	2013	345,000	2,155,980	(7)	241,776	18,799		2,761,555
Executive Vice President and	2012	325,000	1,223,916	(8)	292,222	36,891	(6)	1,878,029
Chief Financial Officer	2011	300,000	455,750		328,428	10,382		1,094,560
Ronald F. Woestemeyer	2013	233,750	—		81,713	10,860		326,323
Executive Vice President,	2012	233,750	—		118,013	16,433	(6)	368,196
Strategic Business Planning	2011	233,750	—		144,098	13,549		391,397

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 10 of our financial statements in our Form 10-K for the year ended December 31, 2013, as filed with the SEC.

(2)
Represents matching contributions for each individual’s 401(k) Plan contributions, life insurance premiums and health insurance, and HP Slates, tax-gross up payments on the HP Slates. The HP Slates and tax-gross up payments were provided to each full time Company employee as a reward for the Company’s performance during 2013.

(3)
Represents 105,000 RSUs and 100,000 MSUs awarded to Mr. Reiner on January 18 and February 25, 2013, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.36. The 2013 MSUs will vest on January 1, 2016, and have a grant date fair value of $40.58. For additional information regarding the 2013 MSUs, see "2013 Grants of Plan-Based Awards" below.

(4)	Amount also includes reimbursement for annual medical examination.

(5)
Represents 80,000 RSUs and 80,000 2012 MSUs awarded to Mr. Reiner on February 14, 2012. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.25. The MSUs granted in 2012 (2012 MSUs) vested on January 1, 2014, and have a grant date fair value of $26.08. The 2012 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index over a two year period ending December 31, 2013 (2012 MSU Performance Period). The number of shares issued upon vesting was 200% of the MSUs initially granted based on the average price of our Common Stock relative to the Index during the 2012 MSU Performance Period.

(6)
Amount also includes iPads and tax-gross up payments and amounts paid for accrued but unused vacation. The iPads and tax-gross up payments were provided to each full time Company employee as a reward for the Company’s performance during 2011. The amounts paid for accrued vacation related to a one-time payment provided to each Company employee which had accrued, but unused vacation as of December 31, 2011 as part of the Company's conversion from a vacation to a paid time off benefit in 2012.

(7)
Represents 38,000 RSUs and 35,000 MSUs awarded to Mr. Murphy on January 18 and February 25, 2013, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.36. The 2013 MSUs will vest on January 1, 2016, and have a grant date fair value of $40.58. For additional information regarding the 2013 MSUs, see "2013 Grants of Plan-Based Awards" below.

(8)
Represents 27,000 RSUs and 27,000 MSUs awarded to Mr. Murphy on February 14, 2012. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.25. The 2012 MSUs vested on January 1, 2014, and have a grant date fair value of $26.08. The 2012 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on our TSR in relation to the Index the 2012 MSU Performance Period. The number of shares issued upon vesting was 200% of the MSUs initially granted based on the average price of our Common Stock relative to the Index during the 2012 MSU Performance Period.

2013 Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during 2013, including:

			Estimated Future Payouts Under Non-Equity Incentive Awards			Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards:Number of Shares of Stock or Units(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Options and Awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andres D. Reiner	RSU	1/18/2013						105,000	$19.36	$2,032,800
	MSU(1)	2/25/2013				100,000	200,000			$4,058,000
	Cash incentive	2/18/2013	$237,500	475,000	950,000
Charles H. Murphy	RSU	1/18/2013						38,000	$19.36	$735,680
	MSU(1)	2/25/2013				35,000	70,000			$1,420,300
	Cash incentive	2/18/2013	$138,000	276,000	552,000
Ronald F. Woestemeyer	Cash incentive	2/18/2013	$52,594	105,188	157,781

(1) The 2013 MSUs are performance-vested units under which the number of shares of Common Stock received following vesting is based on the Company's TSR in relation to the Index over a three year period ending December 31, 2015 (2013 MSU Performance Period). The 2013 MSUs vest on January 1, 2016, and the maximum number of shares issuable upon vesting is 200% of the 2013 MSUs initially granted based on the average price of our Common Stock relative to the Index during the 2013 MSU Performance Period. Includes the target number of shares issuable at the grant date fair value per share of $40.58 per 2013 MSU.

Outstanding Equity Awards at Fiscal Year End—2013

The following table presents the number of options to purchase shares of our Common Stock, SARs, RSUs and MSUs held by our NEOs as of December 31, 2013:

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options/SARs (#) Exercisable		Number of securities underlying unexercised options/SARs (#) Unexercisable		Option/SARs exercise price ($)	Option/SARs expiration date	Equity incentive plan awards: number of unearned shares units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned unearned shares, units or other rights that have not vested ($)
Andres D. Reiner	6,250		—		0.43	2/10/2015
	10,782		—		0.65	12/30/2015
	50,000		—		6.00	3/26/2017
	100,000		—		16.73	11/15/2017
	50,000		—		12.72	5/14/2018
	19,166		834	(2)	8.68	3/9/2020
	134,998		45,002	(3)	11.33	12/14/2020
							7,500	(4)	299,250
							12,500	(5)	498,750
							17,500	(6)	698,250
							60,000	(7)	2,394,000
							80,000	(8)	3,192,000
							105,000	(9)	4,189,500
							100,000	(10)	3,990,000
Charles H. Murphy	150,000	(1)	—		6.00	4/2/2017
	26,833		1,167	(2)	8.68	3/9/2020
	34,499		11,501	(3)	11.33	12/14/2020
							4,500	(4)	179,550
							3,250	(5)	129,675
							12,500	(6)	498,750
							20,250	(7)	807,975
							27,000	(8)	1,077,300
							38,000	(9)	1,516,200
							35,000	(10)	1,396,500
D. Blair Crump (11)	—		—				—		—
Ronald F. Woestemeyer	—		—				—		—

(1)	These stock options were awarded to Mr. Murphy on April 2, 2007 and have vested.

(2)	These SARs were awarded to Messrs. Reiner and Murphy on March 9, 2010, have a grant date fair value of $4.05 fully vested on February 24, 2014, and will be settled in stock at the time of exercise.

(3)
These SARs were awarded to Messrs. Reiner and Murphy on December 14, 2010. The SARs vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period and have a grant date fair value of $5.35. These SARs will be fully vested on December 14, 2014 and will be settled in stock at the time of exercise.

(4)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on March 9, 2010. Messrs. Reiner and Murphy were awarded 30,000 and 18,000 RSUs, respectively. The RSUs fully vested on February 24, 2014 and have a grant date fair value of $8.68.

(5)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on December 14, 2010. Messrs. Reiner and Murphy were awarded 50,000 and 13,000 RSUs, respectively. The RSUs vest annually in one fourth installments on the date of grant and have a grant date fair value of $11.33.

(6)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on May 10, 2011. Messrs. Reiner and Murphy were awarded 35,000 and 25,000 RSUs, respectively. The RSUs vest annually in one fourth installments on the date of grant and have a grant date fair value of $18.23.

(7)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on February 14, 2012. Messrs. Reiner and Murphy were awarded 80,000 and 27,000 RSUs, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.25.

(8)
Represents 2012 MSUs awarded to Messrs. Reiner and Murphy on February 14, 2012. These 2012 MSUs vested on January 1, 2014. The amounts shown above reflect the number and market value, as of December 31, 2013, of 2012 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the 2012 MSU Performance Period. The number of shares actually earned by Messrs. Reiner and Murphy was 160,000 and 54,000 respectively as a result of our superior stockholder return for the period from January 1, 2012 and December 31, 2013 as compared to the Index.

(9)
Represents the unvested portion of the RSUs awarded to Messrs. Reiner and Murphy on January 18, 2013. Messrs. Reiner and Murphy were awarded 105,000 and 38,000 RSUs, respectively. The RSUs vest annually in one fourth installments on January 1st of each year and have a grant date fair value of $19.36.

(10)
Represents 2013 MSUs awarded to Messrs. Reiner and Murphy on February 25, 2013. These 2013 MSUs vest on January 1, 2016. The amounts shown above reflect the number and market value, as of December 31, 2013, of 2013 MSUs that would be earned if the performance goals related to these awards were met at the target level at the end of the 2013 MSU Performance Period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2013 and December 31, 2015 as compared to the Index.

(11)	Mr. Crump began his employment with us in February 2014 and held no options to purchase shares of our Common Stock, SARs, RSUs and MSUs as of December 31, 2013.

Restricted Stock Units Vested in 2013

The following table presents information on the vesting of RSUs for our NEOs during the year ended December 31, 2013:

	Stock Awards
Name	Number of shares acquired on vesting (1) (#)	Value realized on vesting (2) ($)
Andres D. Reiner	48,750	$1,258,925
Charles H. Murphy	20,750	$532,828

(1)	Represents the vesting of RSUs.

(2)	Represents the value realized upon vesting of RSUs.

Mr. Woestemeyer has not been granted any share-based awards because of his equity position in the Company. Our NEOs did not exercise any stock options or SARs for the year ended December 31, 2013.

Potential Payments Upon Termination or Change of Control

Termination events

Our employment agreements with each of our NEOs provide that in the case of a termination of employment by us without cause, as defined in their agreements; by the NEO for good reason, as defined in their agreements; or we decide not to renew such agreements, the NEOs, with the exception of Mr. Woestemeyer, would be entitled to (i) a payment equal to one year of his then current base salary, (ii) any unpaid bonus earned prior to the termination related to completed bonus periods preceding the date of termination, (iii) an amount equal to twelve times the monthly cost of such NEO's health benefits, and (iv) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, and (iv) acceleration of all equity awards. In the event Mr. Woestemeyer’s employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) $275,000 payable over 12 months and (ii) an amount equal to six times the monthly cost of Mr. Woestemeyer's health benefits, and (iii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination.

The following table presents the amounts of such severance payments to Messrs. Reiner, Murphy and Woestemeyer assuming the event that triggered the payment occurred December 31, 2013:

Name	Severance ($) (1)	Bonus ($) (2)	Health Benefits ($) (3)	Acceleration of Vesting of Unvested Equity Awards ($) (4)	Total ($)
Andres D. Reiner	$475,000	475,000	14,665	9,391,495	$10,356,160
Charles H. Murphy	$345,000	276,000	10,381	3,497,167	$4,128,548
Ronald F. Woestemeyer	$275,000	105,188	4,876	—	$385,064

(1)	Reflects the then current base monthly salary for twelve months, payable on normal payroll cycles for Messrs. Reiner and Murphy.

(2)
Reflects the payment of a bonus at 100% of performance targets, including the discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. The amounts in this column assume that as of December 31, 2013, there was no bonus earned but unpaid prior to termination.

(3)	Reflects health benefits as made generally available to employees for twelve months for Messrs. Reiner and Murphy and six months for Mr. Woestemeyer.

(4)	Reflects the acceleration of vesting on unvested equity awards using the closing price of the Company’s stock on December 31, 2013.

Termination Events after a Change in Control

Our employment agreements with each of our NEOs, with the exception of Mr. Woestemeyer provide that in the event of a termination of employment without cause or for good reason, or we decide not to renew such NEOs agreement within six months of or any time after a change-in-control, each such NEO would be entitled to (i) an amount equal to eighteen times the monthly cost of such NEO's health benefits, (ii) full acceleration on the vesting on all equity awards with respect to such shares that would have vested following the date of termination, (iii) any unpaid bonus earned prior to the termination, (iv) the payment of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for eighteen months, and (v) a payment equal to 150% of such NEO's then current base salary. In the event Mr. Woestemeyer's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement within six months prior to, or eighteen months after, a change of control of the Company, he will receive (i) $275,000 and (ii) an amount equal to twelve times the monthly cost of Mr. Woestemeyer's health benefits, and (iii) any unpaid bonus earned prior to the termination.

In addition, in the event of a change in control of the Company, any then-outstanding equity award or option under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for the equity awards or options under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable.

The following table presents potential payments to our NEOs in the event of a termination without cause or termination for good reason within six months before a change-in-control or any time after a change in control, in each case assuming the event that triggered the payment occurred on December 31, 2013:

Name	Severance ($) (1)	Bonus ($) (2)	Health Benefits ($) (3)	Acceleration of Vesting of Unvested Equity Awards ($) (4)	Total ($)
Andres D. Reiner	$712,500	712,500	21,998	16,573,495	$18,020,493
Charles H. Murphy	$517,500	414,000	15,572	5,970,967	$6,918,039
Ronald F. Woestemeyer	$275,000	105,188	9,751	—	$389,939

(1)	Reflects the then current base monthly salary for 18 months for Messrs. Reiner and Murphy.

(2)
Reflects the payment of a bonus at 100% of performance targets, including the discretionary component, within the bonus plan in effect as if employed by the Company for 18 months for Messrs. Reiner and Murphy and 12 months for Mr. Woestemeyer. The amounts in this column assume that as of December 31, 2013, there was no bonus earned but unpaid prior to termination.

(3)	Reflects health benefits as made generally available to employees for 18 months for Messrs. Reiner and Murphy and 12 months for Mr. Woestemeyer.

(4)	Reflects acceleration of vesting on unvested equity awards using the closing price of our Common Stock on December 31, 2013.

Director Compensation Table—2013

The following table presents the compensation details for each non-employee directors for services to us during fiscal 2013:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (1)	Total ($)
Ellen Keszler	57,500	119,993	177,493
Greg B. Petersen	77,500	119,993	197,493
William Russell	110,000	119,993	229,993
Timothy V. Williams	87,500	119,993	207,493
Mariette M. Woestemeyer	35,000	119,993	154,993

(1)
These amounts represent the aggregate grant date fair value of equity awards granted for such director's services in 2013 as calculated in accordance with GAAP. For additional information about the valuation assumptions with respect to equity awards, refer to Note 10 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. The November 15, 2012 grant of RSUs vested in full on January 1, 2014 and had a grant date fair value of $16.78.

Discussion of Director Compensation

Under our 2013 director compensation policy, our non-employee members of our Board of Directors received an annual retainer of $35,000 and a retainer of $15,000 if such director also serves on our Audit Committee or Compensation Committee. In addition, our Audit Committee chairman received a retainer of $30,000, the Compensation Committee chairman received a retainer of $20,000 and the Nominating and Corporate Governance Committee chairman received a retainer of $10,000. Our Nominating and Corporate Governance Committee members each received a retainer of $7,500. Our non-executive chairman received a retainer of $50,000. All fees were paid on a quarterly basis. We have also agreed to reimburse our directors for reasonable out-of-pocket expenses incurred in connection with (i) their attendance at our Board of Directors or committee meetings, and (ii) director continuing education programs, including participation in the National Association of Corporate Directors (NACD), of which the Company is also a member. In addition, each non-employee member of our Board of Directors received a grant of 7,151 RSUs, which vested in full on January 1, 2014.

The table below presents the aggregate number of outstanding shares of RSUs and stock option awards held by our non-employee directors as of December 31, 2013.

Name	Restricted Stock Units (#) (1)	Stock Option Awards (#) (2)
Ellen Keszler	7,151	30,000
Greg B. Petersen	7,151	30,000
William Russell	7,151	—
Timothy V. Williams	7,151	30,000
Mariette M. Woestemeyer	7,151	30,000

(1)
Represents RSUs granted on November 15, 2012, which fully vested on January 1, 2014; under the 2013 director compensation policy. Each RSU represents the contingent right to receive one share of Common Stock.

(2)	Represents options to purchase 30,000 shares of our Common Stock which previously vested and are immediately exercisable.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Timothy V. Williams (Chairman), Greg B. Petersen and Ellen Keszler. None of the members of the Audit Committee is an officer or employee of the Company. Our Board of Directors has determined that Messrs. Williams, Petersen and Mrs. Keszler are each “independent” for Audit Committee purposes under the applicable rules of the NYSE and the SEC. Our Board of Directors has also determined that each of the members of the Audit Committee are each an “Audit Committee financial expert” as is currently defined under SEC regulations and the rules of the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available under Corporate Governance in the Investor Relations section of our website at www.PROS.com.
The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2013, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.
The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and (4) discussed with the independent accountant the independent accountant’s independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and filed with the SEC.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Timothy V. Williams, Chairman
Ellen Keszler
Greg B. Petersen

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2013 and 2012. A description of these various fees and services follows the table:

	2013	2012
Audit fees	$1,311,500	$1,038,231
Audit-related fees	193,127	138,000
Tax fees	119,500	167,666
All other fees	—	—
Total fees	$1,624,127	$1,343,897
Fees Billed by PricewaterhouseCoopers, LLP
Audit fees
The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q and consents related to documents filed with the SEC, were $1,311,500 and $1,038,231 for the years ended December 31, 2013 and 2012, respectively.
Audit-related fees
Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category may include fees related to due diligence related to mergers and acquisitions, accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards. The aggregate fees billed for all services were $193,127 and $138,000 for the years ended December 31, 2013 and 2012, respectively.
Tax fees
The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the tax fees were related to the analysis of the Research and Experimentation Tax Credit, tax compliance, tax advice and tax planning were $119,500 and $167,666 for the years ended December 31, 2013 and 2012, respectively.
The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal year 2013, all such services were pre-approved in accordance with the procedures described above.
Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

EXPENSES AND SOLICITATION
We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

STOCKHOLDERS PROPOSALS
Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated bylaws as contained in the Current Report on Form 8-K filed with the SEC on August 21, 2013, a copy of which was filed as Exhibit 3.1 to such Current Report. No stockholder proposals were received for consideration at our 2014 Annual Meeting.
Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2015 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 31, 2014.
Under our amended and restated bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2014 Annual Meeting, the stockholder must provide us written notice not less than one hundred and twenty (120) days in advance of the date that our proxy statement is released to stockholders. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; and (d) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at our 2014 Annual Meeting.
Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting of stockholders is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred thirty (130) days prior to the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person(s), for election to such positions as are specified in the Company’s notice of meeting, if the stockholder’s notice shall be delivered to the Corporate Secretary at our principal executive offices not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

NO INCORPORATION BY REFERENCE OF
CERTAIN PORTIONS OF THIS PROXY STATEMENT
Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.
OTHER MATTERS
The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons appointed in the enclosed proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
The Board of Directors
PROS HOLDINGS, INC.
April 8, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by PROS Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Greg B. Petersen   02 Timothy V. Williams   03 Mariette M. Woestemeyer

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2 To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2014.	☐	☐	☐
3 To conduct an advisory vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies' discretion.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the advisory vote on executive compensation. This Proxy, when properly executed, will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, and IN FAVOR OF the advisory vote on executive compensation.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000178383_1   R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

PROS HOLDINGS INC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2014

The stockholder(s) hereby appoint(s) Charles H. Murphy and Damian W. Olthoff, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on May 22, 2014, at 3100 Main Street, 9th Floor, Houston, TX 77002, and any adjournment or postponement thereof.

Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies' discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote IN FAVOR OF the directors listed on the reverse side, IN FAVOR OF the appointment of PricewarerhouseCoopers LLP, and IN FAVOR OF the advisory vote on executive compensation. This Proxy, when properly executed, will be voted as specificed. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed on the reverse side of this proxy card, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, IN FAVOR OF the non-binding advisory vote on executive compensation.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000178383_2 R1.0.0.51160